UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                              Neurogen Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.025 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64124E106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Thomas J. Tisch
                               667 Madison Avenue
                               New York, NY 10021
                                 (212) 545-2927
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                  June 30, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box |X|

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 2 of 32 Pages
-------------------                                         --------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Four Partners
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY
--------- ----------------------------------------------------------------------
   4
          SOURCE OF FUNDS*

          WC
--------- ----------------------------------------------------------------------
   5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|

--------- ----------------------------------------------------------------------
   6
          CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
------------------- ------- ----------------------------------------------------
                      7
    NUMBER OF               SOLE VOTING POWER

      SHARES                488,800
                    ------- ----------------------------------------------------
                      8
   BENEFICIALLY             SHARED VOTING POWER

     OWNED BY               -0-
                    ------- ----------------------------------------------------
       EACH           9
                            SOLE DISPOSITIVE POWER
    REPORTING
                            488,800
                    ------- ----------------------------------------------------
      PERSON          10
                            SHARED DISPOSITIVE POWER
       WITH
                            -0-
------------------- ------- ----------------------------------------------------
11
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          488,800
--------- ----------------------------------------------------------------------
12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------- ----------------------------------------------------------------------
13
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.3%
--------- ----------------------------------------------------------------------
14
          TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 3 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Four-Fourteen Partners LLC
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           300,000
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         300,000
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH                            -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       300,000
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*
                                                                             |X|
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.0%
------------- ------------------------------------------------------------------
              TYPE OF REPORTING PERSON*                            14

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 4 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Andrew H. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           547,125
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         547,125
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       547,125
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*
                                                                             |X|
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       3.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 5 of 32 Pages
-------------------                                         --------------------



------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Daniel R. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           547,125
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         547,125
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       547,125
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       3.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 6 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              James S. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           547,125
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         547,125
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       547,125
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       3.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 7 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Thomas J. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           547,125
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         547,125
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       547,125
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       3.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 8 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 1999 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           409,625
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         409,625
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       409,625
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.8%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 9 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 1999 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           409,625
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         409,625
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       409,625
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.8%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 10 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 1999 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           409,625
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         409,625
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       409,625
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.8%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 11 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 1999 Annuity Trust II
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           409,625
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         409,625
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       409,625
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.8%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 12 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 1999 Annuity Trust VI
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           137,500
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         137,500
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       137,500
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .9%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 13 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 1999 Annuity Trust VI
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           137,500
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         137,500
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       137,500
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .9%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 14 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 1999 Annuity Trust VI
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           137,500
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         137,500
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       137,500
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .9%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 15 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 1999 Annuity Trust VI
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              WC
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           137,500
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         137,500
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              -0-
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       137,500
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .9%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 16 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Julian C. Baker
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              PF
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           36,200
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          58,500
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         36,200
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              58,500
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       94,700
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

-------------------                                         --------------------
CUSIP No. 64124E106               SCHEDULE 13D              Page 17 of 32 Pages
-------------------                                         --------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Felix J. Baker
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   |_|
                                                                       (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4
              SOURCE OF FUNDS*

              PF
------------- ------------------------------------------------------------------
     5
              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                                 |_|

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
            NUMBER OF                  7      SOLE VOTING POWER

             SHARES                           24,692
                                   ---------- ----------------------------------
          BENEFICIALLY                 8      SHARED VOTING POWER

            OWNED BY                          58,500
                                   ---------- ----------------------------------
              EACH                     9      SOLE DISPOSITIVE POWER

            REPORTING                         24,692
                                   ---------- ----------------------------------
             PERSON                   10      SHARED DISPOSITIVE POWER

              WITH
                                              58,500
---------------------------------- ---------- ----------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       83,192
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                |X|

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

CUSIP No. 64124E106               SCHEDULE 13D              Page 18 of 32 Pages


         This Amendment No. 4 to Schedule 13D amends the Schedule 13D filed by Four Partners, a New York general partnership, with the Securities and Exchange Commission on April 21, 1997, as amended by Amendment No. 1 to Schedule 13D filed on June 19, 1997, Amendment No. 2 to Schedule 13D filed on August 7, 1997 and Amendment No. 3 to Schedule 13D filed on December 15, 1997 and as amended by the Schedule 13G filed on May 6, 1998, as amended by Amendment No. 1 to Schedule 13G filed on February 16, 1999, Amendment No. 2 to Schedule 13G filed on March 15, 1999 and Amendment No. 3 to Schedule 13G filed on April 12, 1999.

Item 1.  Security and Issuer.

         This Statement relates to the Common Stock, $.025 par value per share (the "Common Stock"), of Neurogen Corporation (the "Issuer"). The principal executive offices of the Issuer are located at 35 Northeast Industrial Road, Branford, Connecticut 06405.

Item 2.  Identity and Background.

         (a) This Schedule 13D is being filed jointly by the following entities and individuals (the "Reporting Persons"):

         1.   Four Partners, a New York general partnership ("FP");

         2. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         3.   Andrew H. Tisch;

         4.   Daniel R. Tisch;

         5.   James S. Tisch;

         6. Thomas J. Tisch (Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to collectively as the "Messrs. Tisch");

         7.   The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT
              II");

         8.   The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT
              II");

         9.   The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");

         10. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II"; and collectively with Andrew Tisch

CUSIP No. 64124E106               SCHEDULE 13D              Page 19 of 32 Pages


              GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II").

         11.  The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT
              VI");

         12.  The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT
              VI");

         13.  The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");

         14. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI"; and collectively with Andrew Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI" and together with the GRATs II, the "GRATs");

         15.  Julian C. Baker; and

         16.  Felix J. Baker.

         (b-c) (f)

         FP   and Messrs. Tisch

         The principal business of FP is investments. The address of the principal business and the principal office of FP is c/o Thomas J. Tisch, 667 Madison Avenue, New York, New York 10021. The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas
J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas
J. Tisch has been appointed the Manager of FP.

         Set forth below is certain information with respect to Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch (the "Messrs. Tisch"), who are the respective managing trustees of the four partners of FP:


                                                                                 Present Principal
Name                             Business Address                                Occupation
----                             ----------------                                -----------------
Andrew H. Tisch                  667 Madison Avenue                              Member, Management Committee, Loews
                                 New York, NY  10021                             Corporation (a public company
                                                                                 primarily engaged in insurance and
                                                                                 tobacco)


CUSIP No. 64124E106               SCHEDULE 13D              Page 20  of 32 Pages



Daniel R. Tisch                  c/o Mentor Partners, L.P.                       General Partner, Mentor Partners,
                                 500 Park Avenue                                 L.P.(a partnership engaged in
                                 New York, NY  10022                             investment activities)

James S. Tisch                   667 Madison Avenue                              President and Chief Operating
                                 New York, NY  10021                             Officer, Loews Corporation (a public
                                                                                 company primarily engaged in
                                                                                 insurance and tobacco)

Thomas J. Tisch                  667 Madison Avenue                              Managing Partner of FLF Associates
                                 New York, NY  10021                             and Manager of FP and 4-14P
                                                                                 (entities engaged in investment
                                                                                 activities)

         The Messrs. Tisch are brothers and are United States citizens.

         4-14P
         -----

         The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

         The principal business of 4-14P is investments. The mailing address of 4-14P is c/o Thomas J. Tisch, 667 Madison Avenue, New York, New York 10021.

         GRATS
         -----

         Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT II. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT II.

         Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VI. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch

CUSIP No. 64124E106               SCHEDULE 13D              Page 21 of 32 Pages


GRAT VI. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT VI. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT VI.

         To the extent that the GRATs may be deemed to have a principal business, the principal business of each of the GRATS is investments. The mailing address of each of the GRATs is c/o Mr. Barry Bloom, 655 Madison Avenue
- 8th Floor, New York, New York 10021.

         Bakers
         ------

         Julian C. Baker and Felix J. Baker provide investment management services to members of the Tisch family and various partnerships, limited liability companies and trusts that are owned by or created for the benefit of members of the Tisch family, including the other Reporting Persons. The business address of Julian C. Baker and Felix J. Baker is 667 Madison Avenue, New York, New York 10021.

         Julian C. Baker and Felix J. Baker are brothers and are United States citizens.

         (d) During the last five years, none of the persons or the entities named in this Item 2 has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and none of the persons or the entities named in this Item 2 has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in its or his being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

         By signing this statement, each Reporting Person agrees that this Statement is filed on its or his behalf. The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of
Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder. Each Reporting Person disclaims beneficial ownership of any shares of Common Stock owned by any other Reporting Person, except to the extent that beneficial ownership is expressly reported herein.

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

         All funds used to purchase the securities owned by FP or the GRATs reported in Item 5 below were provided from the working capital of FP. The aggregate purchase price of such securities was approximately $38,197,696.

CUSIP No. 64124E106               SCHEDULE 13D              Page 22 of 32 Pages


         All funds used to purchase the securities owned by 4-14P reported in
Item 5 below were provided from the working capital of 4-14P. The aggregate purchase price of such securities was approximately $5,006,250.

         All funds used to purchase the securities owned by Julian C. Baker and Felix J. Baker reported in Item 5 below were provided from their personal funds. The aggregate purchase prices of such securities were approximately $266,000, $75,000 and $781,000, with respect to securities owned by Julian C. Baker individually, Felix J. Baker individually and by Julian C. Baker and Felix J. Baker jointly through a partnership in which they are the sole partners, respectively. On May 26, 1999, Julian C. Baker and Felix J. Baker were each granted options to acquire 20,000 shares of Common Stock pursuant to the Neurogen Corporation 1993 Non-Employee Director Stock Option Program. The exercise price of such options is $11.875 per share of Common Stock. The exercise price of such options is not included in the aggregate purchase price data set forth above.

Item 4.  Purpose of Transaction.
         -----------------------

         The securities purchased by the Reporting Persons were purchased solely for investment. The Reporting Persons expect that they will, from time to time, review their investment positions in the Issuer and may, depending on market and other conditions, increase or decrease such investment positions.

         On May 26, 1999, Julian C. Baker and Felix J. Baker were elected to serve as directors of the Issuer with the support and encouragement of the other Reporting Persons. Julian C. Baker and Felix J. Baker provide investment management services to members of the Tisch family and various partnerships, limited liability companies and trusts that are owned by or created for the benefit of members of the Tisch family, including the other Reporting Persons. Julian Baker and Felix Baker are paid compensation on the basis of the performance of the securities portfolio with respect to which such services are provided.

         Except to the extent that the participation of Julian Baker and Felix Baker as directors of the Issuer might be deemed to involve the exercise by the Reporting Persons of control of the Issuer, the Reporting Persons have no intention of seeking control of the Issuer, nor do they have any plans or proposals with respect to any extraordinary corporate transaction involving the Issuer or any sale of its assets or any change in its Board of Directors, management, capitalization, dividend policy, charter or by-laws, or any other change in its business or corporate structure or with respect to the delisting or deregistration of any of its securities including, without limitation, those matters described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

CUSIP No. 64124E106               SCHEDULE 13D              Page 23 of 32 Pages


Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

         (a-b) Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each person or entity listed in Item 2 above, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.



Name of                                             Amount and Nature of                       % of Class
Beneficial Owner                                    Beneficial Ownership                    Outstanding (1)
----------------                                    --------------------                    ----------------
Four Partners                                               488,800                               3.3%
Four-Fourteen Partners                                      300,000                               2.0%
Andrew H. Tisch 1991 Trust                                        0                               0
Daniel R. Tisch 1991 Trust                                        0                               0
James S. Tisch 1991 Trust                                         0                               0
Thomas J. Tisch 1991 Trust                                        0                               0
Andrew Tisch GRAT II                                        409,625                               2.8
Daniel Tisch GRAT II                                        409,625                               2.8
James Tisch GRAT II                                         409,625                               2.8
Thomas Tisch GRAT II                                        409,625                               2.8
Andrew Tisch GRAT VI                                        137,500                               0.9
Daniel Tisch GRAT VI                                        137,500                               0.9
James Tisch GRAT VI                                         137,500                               0.9
Thomas Tisch GRAT VI                                        137,500                               0.9
Andrew H. Tisch                                             547,125 (2)                           3.7
Daniel R. Tisch                                             547,125 (2)                           3.7
James S. Tisch                                              547,125 (2)                           3.7
Thomas J. Tisch                                             547,125 (2)                           3.7
Julian C. Baker                                              94,700 (3)                           0.5
Felix J. Baker                                               83,192 (3)                           0.4
                                                          ---------                              ----
Total                                                     3,096,692                              20.9%
_____________________

CUSIP No. 64124E106               SCHEDULE 13D              Page 24 of 32 Pages


(1) The ownership percentages set forth in the table above are based on 14,711,366 shares of Common Stock outstanding as of May 17, 1999, which information was reported on the Issuer's Form 10-Q for the fiscal quarter ended March 31, 1999.

(2) Does not include shares owned by FP or 4-14P. Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRATs for which he is trustee.

(3) Julian C. Baker owns 16,200 shares of Common Stock individually, Felix J. Baker owns 4,692 shares of Common Stock individually and Julian C. Baker and Felix J. Baker own 58,500 shares of Common Stock jointly through a partnership in which they are the sole partners. On May 26, 1999, Julian
       C. Baker and Felix J. Baker were each granted options to acquire 20,000 shares of Common Stock pursuant to the Neurogen Corporation 1993 Non-Employee Director Stock Option Program. The options vest in thirty-six equal monthly installments beginning May 26, 1999. Julian C. Baker and Felix J. Baker are herein reporting beneficial ownership of all shares issuable upon exercise of such options. The ownership percentages for Julian C. Baker and Felix J. Baker and the total ownership percentages have been calculated as though the shares issuable upon exercise of these options were outstanding.

CUSIP No. 64124E106               SCHEDULE 13D              Page 25 of 32 Pages


         Set forth in the table below is information with respect to the number of shares of Common Stock beneficially owned as of the date hereof by each person or entity named in Item 2 above, indicating, with respect to such shares of Common Stock, whether each such person has the sole power to vote or direct the vote or shared power to vote or direct the vote and sole power to dispose or direct the disposition or shared power to dispose or direct the disposition.


                                                                                           Power to Dispose
                Name of                              Power to Vote or                  or Direct the Disposition
           Reporting Person                           Direct the Vote
           ----------------                     --------------------------             --------------------------
                                                Sole                Shared                Sole           Shared
Four Partners                                 488,800                  0                 488,800            0
Four-Fourteen Partners                        300,000                  0                 300,000            0
Andrew H. Tisch 1991 Trust                       0                     0                    0               0
Daniel R. Tisch 1991 Trust                       0                     0                    0               0
James S. Tisch 1991 Trust                        0                     0                    0               0
Thomas J. Tisch 1991 Trust                       0                     0                    0               0
Andrew Tisch GRAT II                          409,625                  0                 409,625            0
Daniel Tisch GRAT II                          409,625                  0                 409,625            0
James Tisch GRAT II                           409,625                  0                 409,625            0
Thomas Tisch GRAT II                          409,625                  0                 409,625            0
Andrew Tisch GRAT VI                          137,500                  0                 137,500            0
Daniel Tisch GRAT VI                          137,500                  0                 137,500            0
James Tisch GRAT VI                           137,500                  0                 137,500            0
Thomas Tisch GRAT VI                          137,500                  0                 137,500            0
Andrew H. Tisch (1)(2)                        547,125                  0                 547,125            0
Daniel R. Tisch (1)(2)                        547,125                  0                 547,125            0
James S. Tisch (1)(2)                         547,125                  0                 547,125            0
Thomas J. Tisch (1)(2)                        547,125                  0                 547,125            0
Julian C. Baker (3)                            36,200               58,500               36,200          58,500
Felix J. Baker (3)                             24,692               58,500               24,692          58,500


_________________

(1) By virtue of their status as trustees of the respective GRATs, the Messrs. Tisch may be deemed to have power to vote or direct the vote of the securities owned by those GRATs and

CUSIP No. 64124E106               SCHEDULE 13D              Page 26 of 32 Pages


       power to dispose or direct the disposition of the securities owned by those GRATs.

(2) Does not include shares of Common Stock owned by FP or 4-14P. By virtue of their status as managing trustees of the trusts which are the general partners of FP, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote of and to dispose or direct the disposition of the shares owned by FP. By virtue of their status as trustees of the trusts which are members of 4-14P, partners of the partnerships that are members of 4-14P and partners of the partnerships that are partners of the partnerships that are members of 4-14P, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote of the securities owned by 4-14P and indirectly shared power to dispose or direct the disposition of the securities owned by 4-14P. By virtue of his status as manager of FP and 4-14P, Thomas J. Tisch may be deemed to have power to vote or direct the vote of the securities owned by FP and 4-14P and power to dispose or direct the disposition of the securities owned by FP and 4-14P.

(3) See Note 3 to preceding table.

         (c) The following transactions were effected by FP during the sixty days preceding the date hereof. None of the persons or entities named in Item 2 above effected any other transactions in the Common Stock during the 60 days preceding the date hereof.

      Transaction                Date             Security                No.          Price/Share         Market
      -----------                ----             --------                ---          -----------         ------
        Purchase                  5/7/99           Common                  200         $11.10              NASDAQ
        Purchase                  5/7/99           Common               16,000         $11.35              NASDAQ
        Purchase                  5/10/99          Common                5,600         $12.02              NASDAQ
        Purchase                  5/11/99          Common                5,500         $11.82              NASDAQ
        Purchase                  5/13/99          Common                  300         $11.83              NASDAQ
        Purchase                  5/14/99          Common                6,500         $11.83              NASDAQ
        Purchase                  5/19/99          Common                6,200         $12.02              NASDAQ
        Purchase                  5/20/99          Common                7,300         $12.24              NASDAQ
        Purchase                  5/21/99          Common                  300         $12.44              NASDAQ
        Purchase                  5/21/99          Common                5,500         $12.45              NASDAQ
        Purchase                  5/24/99          Common                2,500         $12.01              NASDAQ

CUSIP No. 64124E106               SCHEDULE 13D              Page 27 of 32 Pages


        Purchase                  6/18/99          Common                1,100         $14.95              NASDAQ
        Purchase                  6/21/99          Common                2,100         $15.11              NASDAQ
        Purchase                  6/24/99          Common               10,000         $14.76              NASDAQ
        Purchase                  6/28/99          Common                7,500         $13.94              NASDAQ
        Purchase                  6/29/99          Common               11,600         $13.73              NASDAQ
        Purchase                  6/30/99          Common                5,000         $13.20              NASDAQ
        Purchase                  6/30/99          Common               90,000         $13.18              NASDAQ


Item 6.  Contracts, Arrangements, Understandings or
         ------------------------------------------
         Relationships with Respect to Securities of
         -------------------------------------------
         the Issuer.
         -----------

         None of the persons or entities named in Item 2 above has any express contracts, arrangements or understandings with any of the other persons or entities named in Item 2 above with respect to the securities of the Issuer. Except as set forth in this Schedule 13D, none of the persons or entities named in Item 2 above has any contracts, arrangements, understandings or relationships with any other person with respect to the securities of the Issuer. Except as set forth in this Schedule 13D, none of the persons or entities named in Item 2 above has any contracts, arrangements, understandings or relationships with the Issuer.

Item 7.  Material to be filed as Exhibits.
         ---------------------------------

Exhibit 1.  Agreement regarding the joint filing of this statement.

CUSIP No. 64124E106               SCHEDULE 13D              Page 28 of 32 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

July 19, 1999                          FOUR PARTNERS

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Manager


                                       FOUR-FOURTEEN PARTNERS, LLC

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Manager


                                       /s/ Andrew H. Tisch
                                       -----------------------------------
                                           Andrew H. Tisch


                                       /s/ Daniel R. Tisch
                                       -----------------------------------
                                           Daniel R. Tisch


                                       /s/ James S. Tisch
                                       -----------------------------------
                                           James S. Tisch


                                       /s/ Thomas J. Tisch
                                       -----------------------------------
                                           Thomas J. Tisch


                                       THE ANDREW H. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ Daniel R. Tisch
                                         ---------------------------------
                                             Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ James S. Tisch
                                         ---------------------------------
                                             James S. Tisch, Trustee

CUSIP No. 64124E106               SCHEDULE 13D              Page 29 of 32 Pages


                                       THE JAMES S. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ Andrew H. Tisch
                                         ---------------------------------
                                             Andrew H. Tisch, Trustee


                                       THE ANDREW H. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ Daniel R. Tisch
                                         ---------------------------------
                                             Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ James S. Tisch
                                         ---------------------------------
                                             James S. Tisch, Trustee


                                       THE JAMES S. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ Andrew H. Tisch
                                         ---------------------------------
                                             Andrew H. Tisch, Trustee


                                       /s/ Julian C. Baker
                                       -----------------------------------
                                           Julian C. Baker


                                       /s/ Felix J. Baker
                                       -----------------------------------
                                           Felix J. Baker

CUSIP No. 64124E106               SCHEDULE 13D              Page 30 of 32 Pages


                                    AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Amendment to
Schedule 13D dated July 19, 1999 relating to the Common Stock, $0.025 par value per share, of Neurogen Corporation, as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

July 19, 1999                          FOUR PARTNERS

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Manager


                                       FOUR-FOURTEEN PARTNERS, LLC

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Manager


                                       /s/ Andrew H. Tisch
                                       -----------------------------------
                                           Andrew H. Tisch


                                       /s/ Daniel R. Tisch
                                       -----------------------------------
                                           Daniel R. Tisch


                                       /s/ James S. Tisch
                                       -----------------------------------
                                           James S. Tisch


                                       /s/ Thomas J. Tisch
                                       -----------------------------------
                                           Thomas J. Tisch


                                       THE ANDREW H. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ Daniel R. Tisch
                                         ---------------------------------
                                             Daniel R. Tisch, Trustee

CUSIP No. 64124E106               SCHEDULE 13D              Page 31 of 32 Pages


                                       THE DANIEL R. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ James S. Tisch
                                         ---------------------------------
                                             James S. Tisch, Trustee


                                       THE JAMES S. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 1999 ANNUITY TRUST II

                                       By    /s/ Andrew H. Tisch
                                         ---------------------------------
                                             Andrew H. Tisch, Trustee


                                       THE ANDREW H. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ Daniel R. Tisch
                                         ---------------------------------
                                             Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ James S. Tisch
                                         ---------------------------------
                                             James S. Tisch, Trustee


                                       THE JAMES S. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ Thomas J. Tisch
                                         ---------------------------------
                                             Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 1999 ANNUITY TRUST VI

                                       By    /s/ Andrew H. Tisch
                                         ---------------------------------
                                             Andrew H. Tisch, Trustee


                                       /s/ Julian C. Baker
                                       -----------------------------------
                                           Julian C. Baker

CUSIP No. 64124E106               SCHEDULE 13D              Page 32 of 32 Pages


                                       /s/ Felix J. Baker
                                       -----------------------------------
                                           Felix J. Baker